Exhibit 99.1

NEWS RELEASE

CSG SYSTEMS INTERNATIONAL SIGNS AGREEMENT TO SELL

GLOBAL SOFTWARE DIVISION ASSETS TO COMVERSE

Conference Call on Sale to be Held at 8 a.m. EDT, October 7th

ENGLEWOOD, COLO. (October 7, 2005, 6 a.m. EDT)– CSG Systems International, Inc., (NASDAQ: CSGS), a leading provider of customer care and billing solutions, today announced it has reached an agreement to sell its Global Software & Services Division assets to Comverse, Inc., a division of Comverse Technology, Inc. (NASDAQ: CMVT), the world’s leading provider of software and systems enabling network-based multimedia enhanced communications services, for approximately $251 million in cash, subject to certain adjustments.

CSG’s Global Software and Services Division incorporates the Kenan FX software and services portfolio that supports more than 150 customers worldwide as well as the ICMS customer care and billing assets acquired from IBM in 2002.

“This decision is part of a larger strategic planning process that the Board and this management team started several months ago,” said Ed Nafus, chief executive officer and president of CSG Systems International, Inc. “The divestiture of the GSS Division will allow CSG to intensify its focus on our core competencies in the cable and DBS markets. This will allow us to continue to provide scalable and dependable solutions that will enable our customers to grow and transform their businesses, in addition to providing superior customer service. We believe that the video industry is beginning to transform their business models from providing content over their network to one device, to providing content, anytime, to any device. I believe we are in a unique position to enable this transformation.”

“The combination of the GSS Division with Comverse will strengthen Comverse’s leadership position in the emerging converged billing software market, and will create synergistic cross-selling opportunities into the respective GSS and Comverse customer bases,” said Kobi Alexander, Chairman and CEO of Comverse Technology.

The transaction is expected to close by the end of January 2006 pending government agency approvals and other certain closing conditions.

Conference Call Scheduled

A conference call with the CSG management team has been scheduled today, October 7th, at 8:00 a.m. EDT. Participants should dial 303.262.2050 and ask for the CSG Conference Call. A replay will be available for seven days at 303.590.3000, passcode 11041469#. You can access the conference call on the company’s website at www.csgsystems.com.

For more information contact:
MEDIA:	INVESTORS:
Elise Brassell	Liz Bauer
CSG Systems International, Inc.	CSG Systems International, Inc.
Corporate Communications	SVP, Corp. Comm & IR
(303) 804-4962	(303)804-4065

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (Nasdaq: CSGS) is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit CSG’s Web site at www.csgsystems.com.

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) CSG’s ability to continue to perform satisfactorily and maintain good customer relations with its two largest customers, Comcast Corporation and Echostar Communications, which combined represent approximately one-third of CSG’s revenue; 2) the continued acceptance of CSG ACP, CSG Kenan FX and their related products and services; 3) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 4) significant forays into new markets, which may prove costly and unprofitable; 5) the degree to which CSG’s expectations of market penetration and consumer acceptance of broadband, wireline and wireless services prove true—and even if realized, CSG’s ability to meet the billing and customer care needs of those markets; 6) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 7) CSG’s ability to expand and effectively operate its business internationally, which is much more complex and carries a higher collections and currency risk; 8) CSG’s ability to renew software maintenance contracts and sell additional software products and services to existing and new clients, both domestically and internationally; and 9) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.